Exhibit 4.23

QUADRAMED CORPORATION

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of QuadraMed Corporation (the “Corporation”):

Optionee: Lawrence P. English

Grant Date: December 30, 2003

Vesting Commencement Date: April 15, 2004

Exercise Price: $2.50 per share

Number of Option Shares: 825,000 shares

Expiration Date: December 30, 2013

Type	of Option: ☐ Incentive Stock Option

      ☒ Non-Statutory Stock Option

Exercise Schedule: The Option shall become exercisable with respect to twenty-five percent (25%) of the Option Shares on April 15, 2004 and shall become exercisable for the balance of the Option Shares in thirty-six (36) successive equal monthly installments upon Optionee’s completion of each month of Service over the thirty-six (36) month period measured from April 15, 2004. In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the QuadraMed Corporation 1996 Stock Incentive Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

________________________, 200__.
Date

QUADRAMED CORPORATION

By:	/s/ MICHAEL S. WILSTEAD

Title:	President

/s/ LAWRENCE P. ENGLISH

OPTIONEE

Address:

ATTACHMENTS

EXHIBIT A - STOCK OPTION AGREEMENT

EXHIBIT B - PLAN SUMMARY AND PROSPECTUS

EXHIBIT A

STOCK OPTION AGREEMENT

EXHIBIT B

PLAN SUMMARY AND PROSPECTUS

QUADRAMED CORPORATION

DISCRETIONARY STOCK OPTION AGREEMENT

RECITALS

A. QuadraMed has implemented a discretionary option grant program under QuadraMed’s 1996 Stock Incentive Plan pursuant to which employees, non-employee members of the Board, consultants and other independent advisors who provide services to QuadraMed may be granted options and be provided with a meaningful incentive to continue to serve QuadraMed.

B. Optionee is an eligible employee, non-employee member of the Board, consultant, or other independent advisor, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the discretionary grant of a stock option to purchase shares of QuadraMed’s Common Stock under the Plan.

C. The granted option is intended to be a non-statutory option that does not meet the requirements of Section 422 of the Internal Revenue Code.

D. All capitalized terms in this Agreement, to the extent not otherwise defined in the Agreement, shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. QuadraMed hereby grants to Optionee, as of the Grant Date, a Non-Statutory Option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2. Option Term. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5, 6 or 7.

3. Limited Transferability. This option may, in connection with the Optionee’s estate plan, be assigned in whole or in part during Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as QuadraMed may deem appropriate. Should the Optionee die while holding this option, then this option shall be transferred in accordance with Optionee’s will or the laws of descent and distribution.

4. Exercisability/Vesting.

(a) This option shall be exercisable for any or all of the Option Shares in accordance with the Vesting Schedule set forth on the Grant Notice, and shall remain so exercisable until the Expiration Date or the sooner termination of the option term under Paragraph 5, 6 or 7.

(b) Optionee shall, in accordance with the Vesting Schedule set forth in the Grant Notice, vest in the Option Shares as follows: (i) twenty-five (25%) of the Option Shares shall vest on April 15, 2004 and (ii) the balance of the Option Shares shall thereafter vest in a series of thirty-six (36) equal monthly installments upon Optionee’s completion of each month of service after April 15, 2004. Vesting in the Option Shares may be accelerated pursuant to the provisions of Paragraph 5, 6 or 7. In no event, however, shall any additional Option Shares vest following Optionee’s cessation of Service.

5. Cessation of Service.

(a) Should the Optionee’s Service be terminated for Nonperformance while this option is outstanding, then this option shall immediately terminate and cease to be exercisable with respect to the number of Option Shares for which the right to exercise the Option has not yet vested under this Agreement, and the Optionee shall have a period of thirty-six (36) months (commencing with the date of such cessation of Service) during which to exercise this option for the remainder of the Option Shares, but in no event shall this option be exercisable at any time after the Expiration Date.

(b) Should Optionee die while this option is outstanding, then the Optionee shall be credited with an additional twelve (12) months of Service for purposes of vesting and the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or in accordance with the laws of inheritance shall have the right to exercise this option. Such right shall lapse, and this option shall cease to be outstanding, upon the earlier of (A) the expiration of the thirty-six (36)- month period measured from the date of Optionee’s death or (B) the Expiration Date.

(c) Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then the Optionee shall be credited with an additional twelve (12) months of Service for purposes of vesting and the Optionee shall have a period of thirty-six (36) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

(d) Should the Optionee’s Service be terminated due to an Involuntary Termination (other than for Nonperformance) while this option is outstanding, then the right to exercise this option shall be fully vested and the Optionee shall have a period of thirty-six (36) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(e) Should the Optionee terminate Service voluntarily (other than an Involuntary Termination) while this option is outstanding, then the option shall immediately terminate and cease to be exercisable with respect to the number of Option Shares for which the right to exercise this option has not then vested under this Agreement, and the Optionee shall have a period of thirty-six (36) months (commencing with the date of such cessation of Service) during which to exercise this option for the remainder of the Option Shares, but in no event shall this Option be exercisable at any time after the Expiration Date.

(f) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which the right to exercise the Option has vested under this Agreement at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any otherwise exercisable Option Shares for which the option has not been exercised. To the extent this option is not exercisable for one or more Option Shares at the time of Optionee’s cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares.

(g) Should Optionee’s Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding. In addition to, but not by way of limitation of the foregoing, upon a “Termination for Cause” (as defined in the Optionee’s employment agreement with the Corporation) this option shall terminate immediately and cease to remain outstanding.

6. Corporate Transaction.

(a) In the event of a Corporate Transaction after which the Option is not assumed or otherwise continued in full force and effect, all Option Shares subject to this option at the time of a Corporate Transaction but not otherwise vested shall automatically vest so that this option shall, immediately prior to the effective date of such Corporate Transaction, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. This option shall remain exercisable for such fully-vested Option Shares until the earlier to occur of (i) the specified Expiration Date or (ii) the sooner termination of this option in accordance with Paragraph 5 or 6.

(b) In the event the Option is assumed or otherwise continued in effect after the Corporate Transaction, it shall immediately vest in full upon any Involuntary Termination of Optionee’s employment at any time following the Corporate Transaction (other than a termination for Misconduct). The Option shall then remain exercisable and may be exercised for any or all of the Shares, in accordance with the provision of this Agreement until the earlier of (A) the third anniversary of the date of the Involuntary Termination or (B) the Expiration Date. If the Option is assumed or otherwise continued in effect, it will be appropriately adjusted to apply to the number and class of securities which would have been issued to Optionee in the consummation of the Corporate Transaction had the Option been exercised immediately prior to such transaction, and appropriate adjustments will be made to the Option Exercise Price, provided that the aggregate Exercise Price will remain the same. Notwithstanding the foregoing, if the Participant terminates his employment for any reason within sixty (60) days following a Corporate Transaction, fifty percent (50%) of the Option Shares subject to this option (as adjusted, if applicable) that are not yet vested at the time of a Corporate Transaction shall automatically vest and become exercisable upon the Participant’s termination of employment provided such termination of employment occurs prior to the Expiration Date.

7. Change in Control/Hostile Take-Over.

(a) In the event of a Change in Control after which the Option is not assumed or otherwise continued in full force and effect, all Option Shares subject to this option at the time of a Change in Control but not otherwise vested shall automatically vest so that this option shall, immediately prior to the effective date of such Change in Control, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. This option shall remain exercisable for such fully-vested Option Shares until the earliest to occur of (i) the specified Expiration Date, (ii) the sooner termination of this option in accordance with Paragraph 5 or 6 or (iii) the surrender of this option under Paragraph 7(c).

(b) In the event the Option is assumed or otherwise continued in effect after the Change in Control, it shall immediately vest in full upon any Involuntary Termination of Optionee’s employment at any time following the Change in Control (other than a termination for Misconduct). The Option shall then remain exercisable and may be exercised for any or all of the Option Shares, in accordance with the provision of this Agreement until the earlier of (A) the third anniversary of the date of the Involuntary Termination or (B) the Expiration Date. If the Option is assumed or otherwise continued in effect, it will be appropriately adjusted to apply to the number and class of securities which would have been issued to Optionee in the consummation of the Change in Control had the Option been exercised immediately prior to such transaction, and appropriate adjustments will be made to the Option Exercise Price, provided that the aggregate Exercise Price will remain the same. Notwithstanding the foregoing, if the Participant terminates his employment for any reason within sixty (60) days following a Change in Control, fifty percent (50%) of the Option Shares subject to this option (as adjusted, if applicable) that are not yet vested at the time of a Change in Control shall automatically vest and become exercisable upon the Participant’s termination of employment provided such termination of employment occurs prior to the Expiration Date.

(c) Optionee shall have an unconditional right (exercisable during the thirty (30)-day period immediately following the consummation of a Hostile Take-Over) to surrender this option to QuadraMed in exchange for a cash distribution from QuadraMed in an amount equal to the excess of (i) the Take-Over Price of the Option Shares at the time subject to the surrendered option (whether or not those Option Shares are otherwise at the time vested) over (ii) the aggregate Exercise Price payable for such shares. This Paragraph 7(c) limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

(d) To exercise the Paragraph 7(c) limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide QuadraMed with written notice of the option surrender in which there is specified the number of Option Shares as to which the option is being surrendered. Such notice must be accompanied by the return of Optionee’s copy of this Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) business days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the shares subject to the surrendered option (or the surrendered portion), and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. The option shall, however, remain outstanding for the balance of the Option Shares (if any) in accordance with the terms and provisions of this Agreement, and QuadraMed shall accordingly issue a new stock option agreement (substantially in the same form as this Agreement) for those remaining Option Shares.

8. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without QuadraMed’s receipt of consideration, appropriate adjustments shall be made to (i) the number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder; provided, however, that the aggregate Exercise Price shall remain the same.

9. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

10. Manner of Exercising Option.

(a) In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee or, in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be, must take the following actions:

(i) To the extent the option is exercised for vested Option Shares, the Secretary of QuadraMed shall be provided with written notice of the option exercise (the “Exercise Notice”) in substantially the form of Exhibit I attached hereto, in which there is specified the number of vested Option Shares to be purchased under the exercised option. To the extent that the option is exercised for one or more unvested Option Shares, Optionee (or other person exercising the option) shall deliver to the Secretary of QuadraMed a Purchase Agreement for those unvested Option Shares.

(ii) Subject to the limitations of Paragraph 12, below, the Exercise Price for the purchased shares shall be paid in one or more of the following alternative forms:

•	cash or check made payable to QuadraMed’s order; or

•	shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to QuadraMed’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

•	to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee shall provide irrevocable written instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the vested shares purchased under the option and remit to QuadraMed, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares plus the applicable Federal, state and local income taxes required to be withheld by QuadraMed by reason of such exercise and (B) to QuadraMed to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

(iii) Appropriate documentation evidencing the right to exercise this option shall be furnished QuadraMed if the person or persons exercising the option is other than Optionee.

(iv) Appropriate arrangement must be made with QuadraMed for the satisfaction of all Federal, state and local income tax withholding requirements applicable to the option exercise.

(b) Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option for vested Option Shares, payment of the Exercise Price for the purchased shares must accompany the Exercise Notice or Purchase Agreement delivered to QuadraMed in connection with the option exercise.

(c) As soon as practical after the Exercise Date, QuadraMed shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares. To the extent any such Option Shares are unvested, the certificates for those Option Shares shall be endorsed with an appropriate legend evidencing QuadraMed’s repurchase rights and may be held in escrow with QuadraMed until such shares vest.

(d) In no event may this option be exercised for fractional shares.

11. No Impairment of Rights. This Agreement shall not in any way affect the right of QuadraMed to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of QuadraMed or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

12. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by QuadraMed and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of QuadraMed to obtain approval from any regulatory body having authority deemed by QuadraMed to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve QuadraMed of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, QuadraMed shall use its best efforts to obtain all such applicable approvals.

13. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3 or 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, QuadraMed and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

14. Construction/Governing Law. This Agreement and the option evidenced hereby are made and granted pursuant to the automatic option grant program in effect under the Plan and are in all respects limited by and subject to the express terms and provisions of that program. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Virginia without resort to that State’s conflict-of-laws rules.

15. Notices. Any notice required to be given or delivered to QuadraMed under the terms of this Agreement shall be in writing and addressed to QuadraMed at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

EXHIBIT 1

NOTICE OF EXERCISE

I hereby notify QuadraMed Corporation (the “Corporation”) that I elect to purchase              shares of QuadraMed’s Common Stock (the “Purchased Shares”) at the option exercise price of $           per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me pursuant to the discretionary option grant program under QuadraMed’s 1996 Stock Incentive Plan on                      , 200  .

Concurrently with the delivery of this Exercise Notice to the Secretary of QuadraMed, I shall hereby pay to QuadraMed the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with QuadraMed evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise.

________________________, 20__
Date

Optionee

Address:

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Discretionary Stock Option Agreement.

B. Board shall mean QuadraMed’s Board of Directors.

C. Change in Control shall mean a change in ownership or control of QuadraMed effected through either of the following transactions:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than QuadraMed or a person that directly or indirectly controls, is controlled by, or is under common control with, QuadraMed) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of QuadraMed’s outstanding securities pursuant to a tender or exchange offer made directly to QuadraMed’s stockholders which the Board does not recommend such stockholders to accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

D. Code shall mean the Internal Revenue Code of 1986, as amended.

E. Common Stock shall mean QuadraMed’s common stock.

F. Corporate Transaction shall mean either of the following stockholder-approved transactions to which QuadraMed is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of QuadraMed’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of QuadraMed’s assets in complete liquidation or dissolution of QuadraMed.

G. Corporation shall mean QuadraMed Corporation, a Delaware corporation.

H. Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 10 of the Agreement.

I. Exercise Price shall mean the exercise price payable per share as specified in the Grant Notice.

J. Expiration Date shall mean the date on which the option term expires as specified in the Grant Notice.

K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is not at the time traded on any Stock Exchange and is not reported on the Nasdaq National Market or any successor system, then the Fair Market Value shall be the average between the highest bid and lowest asked prices for the Common Stock on the relevant date by an established quotation service for over-the-counter securities.

(iv) If the Common Stock is not at the time traded on any Stock Exchange, is not reported on the Nasdaq National Market or a successor system, and is not otherwise publicly traded, then the Fair Market Value shall be established by the Board acting in good faith and taking into consideration all factors which it deems appropriate, including, without limitation, recent sale or offer prices for the Common Stock in private arms-length transactions.

L. Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

M. Grant Notice shall mean the Notice of Grant of Automatic Stock Option accompanying this Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

N. Hostile Take-Over shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than QuadraMed or a person that directly or indirectly controls, is controlled by, or is under common control with, QuadraMed) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of QuadraMed’s outstanding securities pursuant to a tender or exchange offer made directly to QuadraMed’s stockholders which the Board does not recommend such stockholders to accept.

O. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

P. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use of disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

Q. Nonperformance shall mean a determination by the Board, in its reasonable good faith judgment after notice to the Optionee and a hearing at which the Optionee shall be entitled to present evidence, that (i) the Corporation has failed in a material respect to achieve the financial and other objectives established in the Corporation’s then-applicable operating budget and business plan, and (ii) such failure is demonstrably the result of the Optionee’s non-performance of his duties and responsibilities.

R. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

S. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

T. Option Shares shall mean the number of shares of Common Stock subject to the option.

U. Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

V. Permanent Disability shall mean the inability of Optionee to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

W. Plan shall mean QuadraMed’s 1996 Stock Incentive Plan.

X. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

Y. Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to QuadraMed in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over.

Z. Vesting Schedule shall mean the vesting schedule specified in the Grant Notice, pursuant to which Optionee will vest in the Option Shares in one or more installments over his or her period of service, subject to acceleration in accordance with the provisions of the Agreement.